Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dorman Products, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-157150, 333-160979, 033-52946, 333-219547, and 333-225020) on Form S-8 of Dorman Products, Inc. of our reports dated February 22, 2021, with respect to the consolidated balance sheets of Dorman Products, Inc. and subsidiaries as of December 26, 2020 and December 28, 2019, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 26, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 26, 2020, which reports appear in the December 26, 2020 annual report on Form 10 K of Dorman Products, Inc.

Our report refers to a change in the method of accounting for leases as of December 30, 2018, due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) and ASU 2018-11, Leases (Topic 842): Targeted Improvements.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 22, 2021